Exhibit 10.3

SECOND AMENDMENT TO LEASE

SECOND AMENDMENT TO LEASE made as of the 7th day of May, 2003 by and between MITCHMAR ATLANTA PROPERTIES, INC, a Delaware corporation having its principal office at c/o JFI, 152 West 57th Street, 56th Floor, New York, New York 10019 (hereinafter called “Landlord”), and SID TOOL CO., INC., a New York corporation having its principal office at 75 Maxess Road, Melville, New York 11747 (hereinafter called “Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated as of July 13, 1989 (as amended, the “Original Lease”) as amended by a First Amendment to Lease dated as of August 10, 1996 (the “First Amendment”) for the leasing of the 376,738 square foot building (the “Building”) located at 6700 Discovery Boulevard, Mableton, Georgia (the “Original Premises”) which building is located on “Parcel C” as shown on Exhibit A annexed hereto and made a part hereof (the “Original Building Lot”); and

WHEREAS, Landlord owns two additional building lots (“Parcel A” and “Parcel B”) as shown on Exhibit B annexed hereto and made a part hereof; and

WHEREAS, pursuant to the terms of this Second Amendment, Tenant shall lease all of Parcel A and Parcel B, and Landlord shall reserve an easement of egress and ingress to Parcels A and B; and

WHEREAS, Landlord and Tenant desire to amend the Original Lease to, among other things, lease to Tenant (i) an additional approximately 148,000 square feet of space which is to be added to the Building by Tenant pursuant to the terms of this Second Amendment (the “Expansion Premises”), (ii) Parcel A, and (iii) Parcel B (the Expansion Premises together with Parcel A, Parcel B and the Original Premises hereinafter collectively referred to as the “Demised Premises” or the “Premises”), (ii) extend the term of the Original Lease, as amended, to the Extended Expiration Date (as hereinafter defined), and (iii) modify certain other provisions of the Original Lease, as amended.  This second amendment to the lease shall be referred to herein as the “Second Amendment”.  The Original Lease, the First Amendment and this Second Amendment shall be collectively referred to herein as the “Lease”.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions

1.1 The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.

1.2 Unless expressly set forth to the contrary in the Original Lease or First Amendment and except as specifically modified by this Second Amendment, all capitalized or defined terms shall have the meanings ascribed to them in the Original Lease and the First Amendment.

1.3 The term “Effective Date”, as used herein, shall mean and refer to the date which is the earlier to occur of (a) the “substantial completion” (as hereinafter defined) of the Expansion Premises Work (as hereinafter defined), (b) Tenant’s occupancy of the Expansion Premises for the purposes of conducting its business, and (c) October 1, 2003.  The term “substantially completed” or “substantial completion” as used herein is defined to mean the date on which the only items of the Expansion Premises Work to be completed are those which do not interfere with Tenant’s occupancy and substantially full enjoyment of the Expansion Premises.

ARTICLE II

Lease Modifications

2.1 The Lease is hereby modified and amended as follows:

2.1.1                      Granting Clause and Construction of Addition.  (A)  Effective as of the date hereof, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord (i) the Expansion Premises, to be constructed by Tenant on the Original Building Lot in accordance with the terms hereof (the “Expansion Premises Work”), (ii) Parcel A, and (iii) Parcel B.

(B)           Tenant shall (i) comply with all terms and conditions contained in Paragraph 49 (as modified herein) of the Lease applicable to Permitted Alterations (as hereinafter defined) with respect to the Expansion Premises Work or with respect to any future expansion work to be performed on either Parcel A or Parcel B.  Tenant shall deliver to Landlord complete and detailed architectural, mechanical and electrical construction drawings for the Expansion Premises Work (such plans being herein referred to as the “Final Construction Documents”), or with respect to any material future expansion work to be performed on Parcel A or Parcel B.

2.1.2                      Landlord’s Contribution.  The Expansion Premises Work shall be performed at the sole cost and expense of Tenant.  Landlord hereby covenants to contribute $4,750,000.00 (the “Landlord’s Contribution”) toward the “hard costs” of the Expansion Premises Work.  Tenant shall, as the Expansion Premises Work progresses, submit statements to Landlord from time to time, but not more often than once per month, setting forth the cost of those aspects of the Expansion Premises Work which have been completed through the date of such statement (such statement to be prepared in accordance with standard progress payment application forms issued by the American Institute of Architects).  Each such statement shall be accompanied by a certificate from an authorized officer of Tenant requesting that a payment be made to the identified contractor, subcontractor or materialmen who is owed money for that portion of the completed Expansion Premises Work (the “Requested Allowance Payment”) and certifying that the Requested Allowance Payment is for amounts due and owing Tenant’s contractor, subcontractor or materialmen, in connection with the Expansion Premises Work.  Following receipt of any such statement and accompanying certificate, Landlord shall pay to Tenant’s contractor, subcontractor or materialmen, a portion of the Landlord’s Contribution in an amount equal to one hundred percent (100%) of the subject Requested Allowance Payment (but in no event shall the aggregate amount of such payments by Landlord exceed the Landlord’s Contribution).  Landlord shall have the right to (a) inspect all of the Expansion Premises Work to determine if it has been completed substantially in accordance with the Final Construction Documents, and (b) review all Expansion Premises Work invoices and evidence of payment thereof, to the extent such payments have already been made by Tenant.  The right to request that Landlord make payments to such contractors, subcontractors, or materialmen for the cost of the Expansion Premises Work as set forth herein shall be the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including without limitation, any contractor, subcontractor, materialmen, laborer, architect, engineer, attorney or any other person, firm or entity.

Tenant agrees that if the Expansion Premises Work is not substantially completed prior to October 1, 2003, then Landlord, in its sole and absolute discretion, shall have the right, but not the obligation, to complete the Expansion Premises Work.  Any amounts that Landlord incurs which are greater than Landlord’s Contribution in order to complete the Expansion Premises Work shall be considered additional rent under the Lease and shall be immediately due and payable upon demand therefor.

2.1.3                      Term.                      (A)           Effective as of the Effective Date, Paragraph 42 of the Rider to the Lease is hereby modified and amended to reflect that the term of the Lease is hereby extended to and including the day preceding the day which is twenty (20) years after (i) the Effective Date, if such date is the first day of a calendar month, or (ii) the first day of the first full calendar month following the Effective Date, if such date is not the first day of a calendar month (the “Extended Expiration Date”).

(B)           A “New Lease Year” shall be comprised of a period of twelve (12) consecutive months.  The first New Lease Year shall commence on the Effective Date but, notwithstanding the first sentence of this paragraph, if the Effective Date is not the first day of a month, then the first New Lease Year shall include the additional period from the Effective Date to the end of the then current month.  Each succeeding New Lease Year shall end on the anniversary date of the last day of the preceding New Lease Year.  For example, if the Effective Date is December 1, 2002, the first New Lease Year would begin on December 1, 2002, and end on November 30, 2003, and each succeeding New Lease Year would end on November 30th.  If, however, the Effective Date is December 2, 2002 the first New Lease Year would end on December 31, 2003, the second New Lease Year would commence on January 1, 2004, and each succeeding New Lease Year would end on December 31st.

2.1.4                      Rent.  With respect to the Original Premises, Tenant shall continue to pay fixed rent in accordance with Paragraph 43 of the New Lease through July 31, 2010, the current expiration date.  Thereafter, the fixed rent payable with respect to the Original Premises for the balance of the seventh New Lease Year (as defined in Section 2.13 (B)) shall be $101,691.00 per month.

(A) Beginning on the Eighth New Lease Year and for the balance of the term, the fixed rent payable for the Original Premises shall be as follows:

i.
During each of the eighth and ninth New Lease Years, the fixed rent attributable to the Original Premises shall be One Million Two Hundred Twenty Thousand Two Hundred Ninety-Two and 00/100 ($1,220,292.00) Dollars per annum payable in equal monthly installments of $101,691.00;

ii.
During each of the tenth, eleventh and twelfth New Lease Years, the fixed rent attributable to the Original Premises shall be One Million Two Hundred Fifty Thousand Seven Hundred Ninety-Nine and 30/100 ($1,250,799.30) Dollars per annum payable in equal monthly installments of $104,233.27;

iii.
During each of the thirteenth, fourteenth and fifteenth New Lease Years, the fixed rent attributable to the Original Premises shall be One Million Two Hundred Eighty-Two Thousand Sixty-Nine and 20/100 ($1,282,069.20) Dollars per annum payable in equal monthly installments of $106,839.10);

iv.
During each of the sixteenth, seventeenth and eighteenth New Lease Years, the fixed rent attributable to the Original Premises shall be One Million Three Hundred Fourteen Thousand One Hundred Twenty and 90/100 (1,314,120.90) Dollars per annum payable in equal monthly installments of $109,510.07; and,

v.
During each of the nineteenth and twentieth New Lease Years, the fixed rent attributable to the Original Premises shall be One Million Three Hundred Forty-Six Thousand Nine Hundred Seventy-Three and 90/100 ($1,346,973.90) Dollars per annum payable in equal monthly installments of $112,247.82;

(B) With respect to the Expansion Premises, Parcel A and Parcel B, collectively, the fixed rent shall be as follows:

i.
During each of the first, second and third New Lease Years the fixed rent attributable to the Expansion Premises, Parcel A and Parcel B shall be an amount equal to Four Hundred Forty Four Thousand and 00/100 ($444,000.00) Dollars per annum payable in equal monthly installments of $37,000.00;

ii.
During each of the fourth, fifth and sixth New Lease Years, the fixed rent attributable to the Expansion Premises, Parcel A and Parcel B, shall be Four Hundred Fifty Five Thousand One Hundred and 00/100 ($455,100.00) Dollars per annum payable in equal monthly installments of $37,925.00;

iii.
During each of the seventh, eight and ninth New Lease Years, the fixed rent attributable to the Expansion Premises, Parcel A and Parcel B, shall be Four Hundred Sixty Six Thousand Four Hundred Seventy Seven and 50/100 ($466,477.50) Dollars per annum payable in equal monthly installments of $38,873.13;

iv.
During each of the tenth, eleventh and twelfth New Lease Years, the fixed rent attributable to the Expansion Premises, Parcel A and Parcel B, shall be Four Hundred Seventy Eight Thousand One Hundred Thirty Nine and 44/100 ($478,139.44) Dollars per annum payable in equal monthly installments of $39,844.95;

v.
During each of the thirteenth, fourteenth and fifteenth New Lease Years, the fixed rent attributable to the Expansion Premises, Parcel A and Parcel B, shall be Four Hundred Ninety Thousand Ninety Two and 93/100 ($490,092.93) Dollars per annum payable in equal monthly installments of $40,841.08;

vi.
During each of the sixteenth, seventeenth and eighteenth New Lease Years, the fixed rent attributable to the Expansion Premises, Parcel A and Parcel B, shall be Five Hundred Two Thousand Three Hundred Forty Five and 25/100 ($502,345.25) Dollars per annum payable in equal monthly installments of $41,862.10; and

vii.
During each of the nineteenth and twentieth New Lease Years, the fixed rent attributable to the Expansion Premises, Parcel A and Parcel B, shall be Five Hundred Fourteen Thousand Nine Hundred Three and 88/100 ($514,903.88) Dollars per annum payable in equal monthly installments of $42,908.66.

2.1.5                      Late Fee.  Effective as of the date hereof, the following is hereby inserted as a new sentence at the end of Paragraph 43(e) of the Lease:

Notwithstanding the foregoing, in no event shall the late charge above exceed that maximum late charge permitted by applicable law.  In the event such late charge would exceed the maximum rate permitted by law, the actual late charge shall be reduced to the maximum late charge permitted by law.

2.1.6	Alterations. Effective as of the date hereof, Paragraph 49 of the Lease is deleted and the following is hereby inserted in lieu thereof:

49.           (A)           Except as provided herein, Tenant shall make no alterations, decorations, installations, additions or improvements (hereinafter collectively referred to as “Alterations”) in or to the Demised Premises without Landlord’s consent which shall not be unreasonably withheld, conditioned or delayed.  All such Alterations shall be performed at the sole cost and expense of Tenant.  Tenant shall pay Landlord for all reasonable costs and charges for such Alteration actually incurred by Landlord in reviewing plans in connection with such Alterations and the reasonable cost and expenses, actually incurred in ensuring that such Alterations are made in accordance with the terms hereof.

(B)           All Alterations including the Expansion Premises Work and any future Alterations pertaining to Parcel A or Parcel B (collectively, the “Permitted Alterations”) shall be performed in accordance with the following provisions:

(i)           All Permitted Alterations done by Tenant shall at all times comply with (a) laws, rules, orders and regulations of governmental authorities having jurisdiction thereof, and (b) rules and regulations of the Landlord applicable to the Demised Premises.

(ii)           With respect to all Permitted Alterations, architectural and engineering plans and specifications prepared by and at the expense of Tenant shall be submitted to Landlord for its prior written approval in accordance with the following requirements:

a.
With respect to any Permitted Alterations to be performed by Tenant pursuant to this Lease, Tenant shall, at its expense, furnish Landlord with complete architectural, mechanical and electrical construction documents for work to be performed by Tenant (the “Tenant’s Plans”).  All of the Tenant’s Plans shall: (x) comply with all applicable laws and the rules, regulations, requirements and orders of any and all governmental agencies, departments or bureaus having jurisdiction, and (y) be fully detailed, including locations and complete dimensions;

b.
Tenant’s Plans shall be subject to approval by Landlord, such approval not to be unreasonably withheld, conditioned or delayed; Landlord shall have twenty (20) days to render its decision.  Failure to render a decision within such time period shall be deemed Landlord’s consent to Tenant’s Plans.

c.
Tenant shall, at Tenant’s expense, (x) cause Tenant’s Plans to be filed with the governmental agencies having jurisdiction there over, (y) obtain when necessary all governmental permits, licenses, authorization required for the work to be done in connection therewith, and (z) obtain all necessary certificates of occupancy, both temporary and permanent.  Landlord shall execute such documents as may be reasonably required in connection with the foregoing and Landlord shall otherwise cooperate with Tenant in connection with obtaining the foregoing, but without expense to Landlord.  Tenant shall make no amendments or additions to Tenant’s Plans without the prior written reasonable consent of Landlord in each instance;

d.
No work (including the Expansion Premises Work) including any future work pertaining to Parcel A or Parcel B shall commence until (x) Tenant has procured all necessary permits therefor and has delivered copies of same to Landlord, (y) Tenant has procured a paid builder’s risk insurance policy naming Landlord as an additional insured and has delivered to Landlord a certificate of insurance evidencing such policy, and (z) Tenant or its contractor has procured a workmen’s compensation insurance policy covering activities of all persons working at the Premises naming Landlord as an additional insured and has delivered to Landlord a certificate of insurance evidencing such policy;

e.
Tenant may use any licensed architect or engineer to prepare its plans and to file for permits.  However, all such plans and permit applications shall be subject to review, revision and reasonable approval by Landlord or its architect;

f.
Tenant, at its expense, shall perform all work in connection with all Permitted Alterations, in accordance with Tenant’s Plans and Tenant shall pay any reasonable third party out of pocket costs incurred by Landlord with respect to the review and approval of Tenant’s Plans.

(iii)           Tenant shall defend, indemnify and save harmless Landlord, its officers, directors, shareholders, agents and employees against any and all mechanics’ and other liens filed in connection with its Permitted Alterations, repairs or installations, including the liens of any conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Demised Premises and against any loss, cost, liability, claim, damage and expense, including reasonable counsel fees, penalties and fines incurred in connection with any such lien, conditional sale or chattel mortgage or any action or proceeding brought thereon.  As a condition precedent to Landlord’s consent to the making by Tenant of Permitted Alterations, Tenant agrees to obtain and deliver to Landlord, written unconditional waivers of mechanics’ liens for all work, labor and services to be performed and materials to be furnished, signed by all contractors, subcontractors, materialmen and laborers to become involved in such work.

(iv)           Tenant, at its expense, shall procure the satisfaction, discharge or bonding of all such hens within ten (10) days of the filing of such lien against the Demised Premises or the Building.  If Tenant shall fail to cause such lien to be discharged within the aforesaid period, then, in addition to any other remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances.  Any amount so paid by Landlord, and all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the maximum rate permitted by law from the respective dates of Landlord’s making of the payments or incurring of the cost and expense, shall constitute additional rent and shall be paid on demand.

(v)           Nothing in this Lease contained shall be construed in any way as constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or furnishing of any material for any improvement, alteration or repair of the Demised Premises, nor as giving any right or authority to contract for the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanics’ liens against the Demised Premises.

2.1.7                      Assignment, Mortgaging, Sublease.  Effective as of the date hereof, Paragraph 54 of the Lease is hereby modified and amended by inserting the following at the end thereof:

In determining reasonableness pursuant to Paragraph 11 hereof, there shall be taken into account the character and reputation of the proposed subtenant or assignee, the specific nature of the proposed subtenant’s or assignee’s business and whether same is in keeping with other tenancies in the Building; the financial standing of the proposed subtenant or assignee; and the impact of all of the foregoing upon the Demised Premises.  Landlord shall not be deemed to have unreasonably withheld its consent if it refuses to consent to a subletting or assignment to a proposed subtenant or assignee with whom Landlord is negotiating a lease for a comparable parcel in the same area as the Demised Premises.

In the event Tenant shall request Landlord’s consent to a proposed assignment of this Lease or proposed sublease of all or a portion of the Demised Premises, Tenant shall pay or reimburse Landlord the reasonable attorney fees incurred by Landlord in processing such request.

Notwithstanding anything contained herein to the contrary, no assignment or subletting shall be made by Tenant, which in the aggregate totals more than fifty percent (50%) of the square footage leased (excluding land which is not encumbered by a leasable building) by Tenant at the time such consent is requested, in any event until Tenant has offered to terminate this Lease as of the last day of any calendar month during the Term hereof and to vacate and surrender the Demised Premises to Landlord on the date fixed in the notice served by Tenant upon Landlord (which date shall be prior to the date of such proposed assignment or the commencement date of such proposed lease).  Simultaneously with said offer to terminate this Lease, Tenant shall advise the Landlord, in writing, of the name and address of the proposed assignee or subtenant, a reasonably detailed statement of the proposed subtenant/assignee’s business, reasonably detailed financial references, and all the terms, covenants, and conditions of the proposed sublease or assignment.

In the event of an assignment or subletting, Tenant shall remit to Landlord as Additional Rent each month during the remainder of the Term any rent or other sums received by Tenant from its assignee or subtenant in excess of the fixed rent, additional rent and other charges paid by Tenant with respect to the Demised Premises or allocated to the portion thereof sublet, as the case may be.

2.1.8                      Insurance.           Effective as of the date hereof, Paragraph 55 is hereby modified and amended by (a) deleting “One Million Dollars ($1,000,000.00) Dollars” in Paragraph 55(a) thereof and inserting “Five Million ($5,000,000.00) Dollars in lieu thereof; and (b) inserting the following as a new Paragraph 55(f):

Each party shall cause their respective insurers to waive their right of subrogation with respect to their insurance policies.

2.1.9                      Holdover.            Effective as of the date hereof, the following is hereby inserted as a new Paragraph 70(f):

In the event of any holding over by Tenant after the expiration or termination of this Lease without the consent of Landlord, Tenant shall:

(i) pay as holdover rental, (a) beginning on the date which is thirty (30) days after the Extended Expiration Date, an amount equal to the greater of (x) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord) or (y) one hundred twenty-five (125%) percent of the fixed rent payable by Tenant for the last month prior to the expiration date of the term of the Lease, and, (b) beginning on the date which is sixty (60) days after the Extended Expiration Date, an amount equal to the greater of (x) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord) or (y) one hundred fifty percent (150%) of the fixed rent payable by Tenant for the last month prior to the expiration of the term of the Lease, and otherwise observe, fulfill and perform all of its obligations under this Lease, including but not limited to, those pertaining to additional rent, in accordance with its terms;

(ii) be liable to Landlord for any damages suffered by Landlord as the result of Tenant’s failure to surrender the Premises.

No holding over by Tenant after the term shall operate to extend the term.

The holdover, with respect to all or any part of the Demised Premises, of a person deriving an interest in the Demised Premises from or through Tenant, including, but not limited to, an assignee or subtenant, shall be deemed a holdover by Tenant.

Notwithstanding anything in this Article contained to the contrary, the acceptance of any rent paid by Tenant pursuant to this Paragraph 70(f), shall not preclude Landlord from commencing and prosecuting a holdover or eviction action or proceeding or any action or proceeding in the nature thereof.

2.1.10                      Options to Further Expand.  Effective as of the date hereof, the following provisions are hereby inserted in the Lease as new Paragraphs 71 and 72:

71.           Expansion Rights.  (A) Provided that Tenant (i) is not then in default of any of its obligations under the Lease beyond any notice or cure period provided herein for the cure thereof; (ii) has substantially completed the Expansion Premises Work, and (iii) there is at least five (5) years remaining on the term of this Lease or any extension term, Tenant shall have the right to further expand the Building (the “Future Expansion Work”) under the terms and subject to the conditions contained in this Paragraph 71.  In the event there is less than five (5) years remaining on the term of this Lease as extended Tenant’s rights to perform Future Expansion Work shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(B) In the event that Tenant desires to perform Future Expansion Work, Tenant shall (1) submit to Landlord two (2) sets of detailed plans and specifications (including layout, architectural, mechanical and structural drawings) for all proposed Future Expansion Work (the “Future Expansion Plans and Specifications”).  Tenant shall not commence any such Future Expansion Work without first obtaining Landlord’s consent therefore which consent shall not be unreasonably withheld, conditioned or delayed.  Upon its receipt of the Future Expansion Plans and Specifications, Landlord shall have twenty (20) days to respond by delivering to Tenant a notice of its denial or acceptance of the plans (the “Landlord Expansion Notice”).  If Landlord denies the Future Expansion Plans and Specifications, then Landlord shall include in the Landlord Expansion Notice, in reasonable detail, the reasons for its denial.  Tenant agrees to cooperate with Landlord with regard to any request for additional information contained in the Landlord Expansion Notice.  If Landlord fails to respond to the Landlord Expansion Notice within twenty (20) days such failure to respond shall be deemed consent to the Future Expansion Plans and Specifications.

(C)           If there is a dispute between Landlord and Tenant as to the reasonableness of Landlord’s refusal to consent to the Future Expansion Plans and Specifications, then Tenant may, at its option, as its sole and exclusive remedy, send a written notice to Landlord (the “Buy/Sell Trigger Notice”) within thirty (30) days of its receipt of Landlord’s Expansion Notice requesting that Tenant desires to purchase all of Parcels A, B and C, together with all existing facilities, and improvements (collectively, the “Landlord Fee Estate”) under the terms and conditions set forth in subparagraph (D) of this Paragraph 71.

(D)           If Tenant exercises its rights to purchase the Landlord Fee Estate by delivering the Buy/Sell Trigger Notice to Landlord in a timely manner, then the parties agree that Tenant shall have the right to purchase the Landlord Fee Estate at its Fair Market Value as determined by the terms set forth in this Paragraph 71 (D).  Upon determination of the Fair Market Value the parties shall promptly enter into a contract in a form substantially similar to the Contract of Sale annexed hereto as Exhibit C and made a part hereof.

(i)           “Fair Market Value” shall mean the greater of (x) that consideration Landlord would receive for comparable land and improvements in the Atlanta Georgia area, as determined by an appraiser of Landlord’s discretion, and reasonably accepted by Tenant, with at least five (5) years experience in appraisals of similar commercial properties (based on the highest and best use of the Landlord Fee Estate) or (y) an amount equal to the then current income stream of the Property (excluding any debt service) capitalized at a rate of nine (9%) percent.

(ii)           In the event Tenant disputes Landlord’s determination of Fair Market Value, as determined pursuant 71(D)(i) above, Tenant, by written demand served upon Landlord within five (5) days after Landlord notifies Tenant of Landlord’s determination of Fair Market Value, may commence arbitration strictly in accordance with the terms and conditions of this Subparagraph (i).  If Tenant shall fail to demand arbitration within a five (5) day period, Tenant shall be deemed to have accepted Landlord’s determination of Fair Market Value.  The sole issue to be determined by such arbitration shall be the Fair Market Value in accordance with this Subparagraph.  Such written demand shall contain the name and address of the arbitrator appointed by the demandant.  Within ten (10) days after its receipt of the written demand, the other party will give the demandant written notice of the name and address of its arbitrator.  Within ten (10) days after the date of the appointment of the second arbitrator, the two (2) arbitrators will meet.  If the two (2) arbitrators are unable to agree on the Fair Market Value, as provided herein within ten (10) days after their first meeting, they will select a third arbitrator.  The third arbitrator will be designated as chairman and will immediately give Landlord and Tenant written notice of its appointment.  The three (3) arbitrators will meet within ten (10) days after the appointment of the third arbitrator.  If they are unable to agree on the Fair Market Value within ten (10) days after their first meeting, the third arbitrator will select a time, date and place for a hearing and will give Landlord and Tenant thirty (30) days prior written notice of it.  The date for the hearing will not be more than sixty (60) days after the date of appointment of the third arbitrator.  The arbitrators must be licensed real estate appraisers with at least five (5) years experience in the Atlanta real estate market.  No arbitrator may be an active real estate broker.  The arbitration will be governed by the Laws of the State of Georgia, and, when not in conflict with such law, by the general procedures in the commercial arbitration rules of the American Arbitration Association.  The arbitrators will not have the power to add to, modify, detract from or alter in any way the provisions of this Lease or any amendments or supplements to this Lease.  The arbitrators will not have any power to decide or consider anything other than the specific issue of the Fair Market Value in accordance with the terms of this Lease.  The written decision of at least two (2) arbitrators will be conclusive and binding upon Landlord and Tenant.  No arbitrator is authorized to make an award for damages of any kind including, without limitation, an award for punitive, exemplary, consequential or incidental damages.  Landlord and Tenant will pay for the services of its appointees, attorneys and witnesses plus one-half of all other proper costs relating to the arbitration.  The decision of the arbitrators will be final and non-appealable and may be enforced according to the laws of the State of Georgia.

72.           Right of First Offer for Building:  (A) In the event that Landlord desires to sell the Building during the term of the Lease, then before offering it for sale to a third party, and so long as Tenant is not in default under this Lease beyond any notice or cure period provided herein for the cure thereof, Landlord shall notify Tenant (“Landlord’s Notice”) of its intention to sell the Building (“Right of First Offer”) Tenant shall, within forty-five (45) days after receipt of Landlord’s Notice, notify the Landlord in writing (“Tenant’s Notice”) of its intention to exercise Tenant’s right to purchase the Building (which Tenant’s Notice shall include an offer price for which Tenant shall be willing to purchase the Building (the “Original Tenant Offer Price”).  If Tenant does not give such Tenant’s Notice within such forty-five (45) day period as required above, then this Right of First Offer will lapse and be of no further force and effect and Landlord shall have the right to sell to a third party (or parties) on the same or any other terms and conditions, whether or not such terms and conditions are more or less favorable than those offered to Tenant, and Landlord shall not be required to re-offer to Tenant.

(B)           If Tenant exercises its Right of First Offer by timely delivering Tenant’s Notice with the Original Tenant Offer Price then Landlord will have ten (10) days to accept or reject the Original Tenant Offer Price.  If Landlord accepts the Original Tenant Offer Price, then the parties agree to promptly enter into a contract in a form substantially similar to the Contract of Sale annexed hereto as Exhibit C and made a part hereof.  If Landlord rejects the Original Tenant Offer Price then Landlord shall be precluded from selling the Building to a third party within the following six months, unless such sale is for an amount greater than 2.5% more than the Original Tenant Offer Price.  After the six month period, the Right of First Offer shall commence again as stated above in subparagraph 72 (A).  Time is of the essence with respect to all of Tenant’s obligations under this Paragraph 72.

(C)           This Right of First Offer is personal to Sid Tool Co., Inc., is non-transferable by operation of law or otherwise, and is subject to then existing rights, if any, granted to other tenants at the Building.

2.1.11                      Change of Control

(A)           In the event that there is a “Change of Control” (hereinafter defined), then Tenant shall deliver to Landlord either (i) cash in the amount equal to six (6) months of the then escalated fixed rent due under the Lease or (ii) a clean, unconditional, irrevocable, non-documentary standby letter of credit (in accordance with the requirements set forth in subparagraph (C) below) in the amount equal to six (6) months of the then escalated fixed rent as security for the full and faithful performance and observance by Tenant of all of the terms, conditions, covenants and agreements of this Lease.  The term “Change in Control” as used herein shall mean the point in time when the Jacobson & Gershwind families no longer control MSC Industrial Direct Co., Inc.

(B)           In the event Tenant defaults in payment of fixed rent, additional rent, or other sums due from Tenant to Landlord under this Lease, or in performance or observance of any other term, provision, covenant, condition or agreement of this Lease, after the expiration of applicable notice periods provided herein for the cure thereof, more than twice in such year, Landlord may notify the “Issuing Bank” (hereinafter defined) and thereupon draw on the letter of credit or the cash security, as the case may be, in whole or part, from time to time, at Landlord’s election, and use, apply or retain the whole or any part of such proceeds to the extent required for the payment of any sums as to which Tenant is in default (including, without limitation, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord) or for coverage or reimbursement of any sums which Landlord may expend or may be required to expend by reason of such default by Tenant.  In the event Landlord so uses, applies or retains all or any portion of such monies represented by the letter of credit or the cash security, Tenant shall forthwith restore the amount so used, applied or retained, upon delivery of written notice by Landlord detailing such use, application or retention, through delivery of cash or a certified or bank check payable to Landlord.  In the event Landlord shall not apply all of the proceeds of such letter of credit or the cash security to cover Tenant’s default as permitted hereunder, Landlord shall hold the unapplied portion of such proceeds (and the restoration amount required pursuant to the preceding sentence) as a security deposit under this Lease, and thereafter apply such funds as permitted under this subparagraph (B).  In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the letter of credit or cash security deposit then being held by Landlord, whichever may be the case, shall be returned to Tenant (or to the Issuing Bank, in the case of a letter of credit) after the Expiration Date and after delivery by Tenant of entire possession of the Demised Premises to Landlord in strict accordance with the terms of this Lease.  Tenant expressly agrees that Tenant shall have no right to apply any portion of the proceeds which Landlord may have drawn under the letter of credit against Tenant’s obligations to pay fixed rent or additional rent under this Lease.

(C)           The clean, unconditional, irrevocable, non-documentary, standby letter of credit to be delivered by Tenant pursuant to this Article shall be in form and content satisfactory to Landlord and shall conform to each the following requirements:

(i)           such letter of credit may only be issued by and drawable upon a commercial bank, trust company, national banking association, or savings and loan association with offices for banking and drawing purposes in New York City (the “Issuing Bank”), which has outstanding, unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise iminsured or unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical. notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Ratings Service (and is not on credit-watch with negative implications), and has combined capital, surplus and undivided profits of not less than $500,000,000.00;

(ii)           such letter of credit shall indicate the address of the Issuing Bank in New York City, Nassau or Suffolk County where it can be drawn upon;

(iii)           such letter of credit shall name Landlord as beneficiary under the letter of credit with its address:

c/o	the Jacobson Family Investments

152 West 57th Street, 56th Floor

New York, New York 10019

(iv)           such letter of credit must be payable to Landlord or an authorized representative of Landlord upon presentation of only the letter of credit and a sight draft, and shall not contain as a condition to a draw the requirement of Landlord’s certification or other statement as to the existence of Tenant’s default;

(v)           such letter of credit shall be deemed to be automatically renewed, without amendment, for consecutive one year periods through a date which is not earlier than sixty (60) days after the Extended Expiration Date of this Lease, or any renewal or extension thereof, unless written notice of non-renewal has been given by the Issuing Bank to Landlord (sent to Landlord via certified mail, return receipt requested, attention:  Bob Small, at the address set forth in subparagraph (iii) above) at least sixty (60) days prior to the then current expiration date of the letter of credit.  Upon the Issuing Bank’s giving of such notice, Tenant must replace said letter of credit with a new letter of credit satisfying the requirements of this Article at least thirty (30) days prior to the expiration date of the existing letter of credit.  Failure by Tenant to replace the existing letter of credit as required herein shall constitute a default under this Lease and there shall be no notice or opportunity to cure said default.  Thereupon, Landlord shall be permitted to draw upon the existing letter of credit up to the full amount thereof;

(vi)           such letter of credit shall permit multiple drawings;

(vii)          such letter of credit shall not be transferable by Landlord without the consent of Tenant.  Notwithstanding the foregoing, in the event of a transfer of Landlord’s interest in this Lease or the Property, Tenant shall use its commercially reasonable efforts to have such letter of credit terminated and thereafter reinstated under the same terms and conditions in favor of the new landlord or owner, as the case may be; Landlord shall accommodate Tenant’s reasonable requests in order to effect the surrender of such letter of credit; and

(viii)         such letter of credit shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

Tenant acknowledges and agrees that Landlord shall have no responsibility or liability on account of any error by the Issuing Bank.

(D)           In the event of a sale of the Building or a leasing of the Building, or any financing of Landlord’s interest therein, Landlord shall have the right to transfer its rights under the letter of credit (or cash security deposit, as applicable) to the vendee, lessee or mortgagee, and Landlord shall thereupon be released by Tenant from all liability in connection with such letter of credit (or security deposit, as applicable); Tenant agrees to look solely to the new landlord or such mortgagee with respect to the return of, or any dispute arising in connection with, such letter of credit (or security deposit); and the provisions hereof shall apply to every transfer or assignment made of such rights to a new landlord or mortgagee.  Within ten (10) days after notice from Landlord of any such sale, leasing or financing, Tenant, at its sole cost, shall arrange for the transfer of the letter of credit to the new landlord or mortgagee, as designated by Landlord in such notice, or have the letter of credit reissued in the name of the new landlord or mortgagee.  Tenant shall pay upon Landlord’s demand, as additional rent, all costs and fees charged in connection with the letter of credit that arise due to (i) Landlord’s transfer of its rights under the letter of credit in connection with such sale, lease or financing, or (ii) the addition, deletion or modification of any beneficiary under the letter of credit.

(E)           Tenant shall not assign or encumber or attempt to assign or encumber the letter of credit (or security deposit).  Any such assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant shall be deemed void and of no force or effect, nor shall same be binding upon Landlord or its successors or assigns.

(F)           Tenant shall cooperate, at its expense, with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the letter of credit, as Landlord may reasonably request to carry out the intent, terms and conditions of this Article.

(G)           In the event that Tenant fails to deliver the cash or letter of credit as required hereunder, such failure shall be deemed a tenant default under this Lease and entitle Landlord to pursue any and all of its rights under law or in equity.

(H)           The acceptance of the letter of credit (or cash security deposit, as applicable) or the exercise of any remedies under this Article by Landlord shall not be a limitation on Landlord’s damages, remedies or other rights under this Lease, or construed as a payment of liquidated damages or an advance payment of fixed rent or additional rent.

2.1.12                      Nondisturbance Agreement.

(A)           Subject to Landlord’s obligation to provide a “Non-disturbance Agreement” (hereinafter defined) in accordance with the terms hereof, the rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all future mortgages and building loan agreements, which may now or hereafter affect the land and/or the building(s) under this Lease (“superior mortgages”) and to each and every advance made or hereafter to be made under the superior mortgages and to all renewals, modifications, replacements and extensions of the superior mortgages and spreaders, consolidations and correlations of the superior mortgages.  Provided that in the event of a financing or refinancing of the Property, the mortgagee shall execute and deliver to Tenant an agreement to the effect that, if there shall be a foreclosure of its mortgage, such mortgagee will not make Tenant a party defendant to such foreclosure, evict Tenant, disturb Tenant’s possession under this Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such mortgagee on the same terms and conditions as are contained in this Lease, subject to the provisions hereinafter set forth, provided no default shall have occurred and be continuing hereunder (any such agreement, or any agreement of similar import, from a mortgagee being hereinafter referred to as a “Nondisturbance Agreement”) and this Lease shall be subject and subordinate to such mortgage.  This clause shall be self-operative and no further instrument of subordination shall be required from Tenant to make the interest of any mortgagee superior to the interest of Tenant hereunder.  Tenant, however, at Tenant’s sole cost and expense, shall execute and deliver promptly the Nondisturbance Agreement or any other agreement that Landlord may reasonably request in confirmation of such subordination.

(B)           If required by the mortgagee, within seven (7) days after notice thereof, Tenant shall join in any Nondisturbance Agreement to indicate its concurrence with the provisions thereof and its agreement set forth in this Paragraph 74 to attorn to such mortgagee, as Tenant’s landlord hereunder.  Tenant shall promptly so accept, execute and deliver any Nondisturbance Agreement proposed by any such mortgagee which conforms to the provisions of this Paragraph 74.  Any such Nondisturbance Agreement may also contain other terms and conditions as may otherwise be require by such mortgage, which do not increase Tenant’s monetary obligations under this Lease, or adversely affect or diminish the rights, or increase the other obligations of Tenant under this Lease.

(C)           If at any time prior to the expiration of the term, any mortgagee comes into possession of the Property, Tenant agrees, at the election and upon demand of any owner of the Property, or of any mortgagee in possession of the Property, to attorn, from time to time, to any such owner or mortgagee or as a result of a foreclosure of the mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease, subject to the provisions of this Paragraph 74, for the remainder of the term, provided that such owner or mortgagee, as the case may be, shall then be entitled to possession of the Premises.  Tenant upon demand of any such owner or mortgagee, shall execute, at Tenant’s expense, from time to time, instruments, in recordable form, in confirmation of the foregoing provisions of this Paragraph 74, satisfactory to any such owner or mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy.  Nothing contained in this Paragraph 74 shall be construed to impair any right otherwise exercisable by any such owner or mortgagee.

2.1.13                      Like-Kind Exchange.

Tenant understands that Landlord may seek to structure the disposition of its interest in the Premises in such a way that will afford Landlord an opportunity to take advantage of the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder governing “like-kind” exchanges.  Tenant shall cooperate with Landlord in such efforts provided Tenant shall not be responsible for any costs and/or expenses in connection therewith.  Without limiting the generality of the foregoing, Tenant as directed by Landlord, shall make all payments on account of the purchase price under any contract of sale entered pursuant to the terms of this Lease including any deposit thereunder, to a Qualified Intermediary (as defined in the Treas. Reg. 1.1031(k)-1(g)(4)).  Landlord reserves the right, in effectuating such like-kind exchange, to assign Landlord’s rights, but not its obligations, under any agreement to the Qualified Intermediary and Tenant hereby consents to such assignment. Tenant agrees to execute such reasonable documents and otherwise to cooperate in such respects as may reasonably be requested by Landlord in order to enable Landlord to carry out a like-kind exchange as aforesaid.  Notwithstanding anything contained herein to the contrary, (a) Tenant shall not incur (except to a de minimus extent) additional costs or expenses, or have any of its obligations under any agreement increased or any of its rights hereunder reduced, in connection with the like-kind exchange, and (b) Landlord shall indemnify Tenant for all loss, cost, expense, damages and liabilities, including, without limitation, attorneys’ costs and expenses, incurred by Tenant in connection with such like-kind exchange.  In the event that the Landlord fails to arrange such a like-kind exchange, the transaction shall nevertheless be consummated as a sale and purchase.

ARTICLE III

Broker

3.1 Landlord and Tenant each represents that this Agreement was not brought about by any broker and all negotiations with respect to this Agreement were conducted exclusively between Landlord and Tenant.  Landlord and Tenant agree that if any claim is made for commissions by any broker through or on account of any acts of Landlord or Tenant, Landlord and Tenant will hold each other free and harmless from any and all liabilities and expenses in connection therewith, including Landlord’s or Tenant’s reasonable attorney’s fees and disbursements.

ARTICLE IV
Ratification

4.1 Tenant represents and warrants that the Lease is presently in full force and effect, that it knows of no event of default on the part of Landlord and that Tenant has no defense or right of offset in connection with Landlord’s performance under the Lease to this date.

4.2 The parties hereby ratify and confirm all of the terms, covenants and conditions of the Lease, except to the extent that those terms, covenants and conditions are amended, modified or varied by this Agreement.  If there is a conflict between the provisions of the Lease and the provisions of this Agreement, the provisions of this Agreement shall control.

4.3 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and there respective successors and/or assigns.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Lease as of the day and year first above written.

                    MITCHMAR ATLANTA PROPERTIES, INC

                    By:______________________________
                    Name: Mitchell Jacobson
                    Title:   President

                    SID TOOL CO., INC.

                    By:______________________________
                    Name: Shelly M. Boxer
                    Title:   Vice President-Finance